Exhibit 16.1

Deloitte & Touche LLP
50 South Sixth Street
Suite 2800
Minneapolis, MN 55402-1538
USA
Tel: +1 612 397 4000
Fax: +1 612 397 4450
www.deloitte.com

June 3, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Universal Hospital Services, Inc.’s Form 8-K dated June 3, 2013, and have the following comments:

1.              We agree with the statements made in the opening six paragraphs within Item 4.01 in the Form 8-K, dated June 3, 2013.

2.              We have no basis on which to agree or disagree with the statements made in the final paragraph in Item 4.01 in the Form 8-K, dated June 3, 2013.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu Limited